Exhibit 99.1

July 26, 2006

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation’s Second Quarter Earnings Per Share Increased 23.9 Percent to Set New Record

LINCOLN, NE – July 26, 2006 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported record quarterly diluted earnings per share of $0.57 for the three months ended June 30, 2006, a 23.9 percent increase, compared to $0.46 per share for the same period one year ago. Quarterly net income for the three months ended June 30, 2006 increased 27.6 percent to a record $9.7 million compared to $7.6 million for the three months ended June 30, 2005.

For the first half of 2006, the Company posted a 24.7 percent increase in diluted earnings per share to $1.11 compared to $0.89 per share achieved during the same period in 2005. Net income was $18.9 million for the six months ended June 30, 2006, an increase of 27.9 percent above the $14.8 million net income earned in the comparable 2005 period.

Both earnings per share and net income results for the three and six months ended June 30, 2006 include pre-tax expenses for shareholder-approved employee stock options for each respective period. The inclusion of the expensing of stock options reduced earnings per share by $0.02 and $0.03 for the second quarter of 2006 and the six months ended June 30, 2006, respectively. The Company began expensing stock options in 2006 under new accounting guidelines.

Highlights from the second quarter of 2006 included:

•	Loan originations, excluding warehouse lines of credit, for the three months ended June 30, 2006 totaled a record level of $540.2 million, a 9.4 percent increase from the same period in 2005;
•	Net interest income increased 22.2 percent on a comparable quarter-over-quarter basis to a record $31.4 million;
•	Net interest margin and average interest rate spread for the quarter increased to 4.06 percent and 3.75 percent, respectively;
•	Deposit and debit card fees increased 13.6 percent to a record $4.6 million compared to the same period in 2005; and

•	The Company increased its quarterly cash dividend paid to shareholders by 16.7 percent to $0.07 per share effective with the June 30, 2006 dividend payment.

“The Company’s double-digit earnings per share growth is reflective of our commitment to generate maximum performance from our core operations,” said Gilbert G. Lundstrom, chairman and chief executive officer. “Even in today’s challenging interest rate environment, our successful business model has increased interest margins and spreads and has contributed to growing profitability and shareholder value.”

The Company has achieved eleven consecutive quarters of double-digit earnings per share growth when measured on a quarter-over-comparable-quarter basis.

Synopsis of Second Quarter 2006 Performance

Net Interest Income

For the three months ended June 30, 2006, net interest income totaled $31.4 million, an increase of $5.7 million, or 22.2 percent, compared to the same period in 2005. For the first half of 2006, net interest income increased $10.5 million, or 21.0 percent, to $60.5 million compared to $50.0 million earned during the six months ended June 30, 2005. The increase in net interest income for the three and six month periods ended June 30, 2006 was attributable primarily to further increases in the average yield on interest-earning assets and the Bank’s continued growth of its net loan portfolio.

Net interest margin and average interest rate spread increased to 4.06 percent and 3.75 percent, respectively, for the three months ended June 30, 2006 compared to 3.56 percent and 3.32 percent, respectively, for the same period in 2005. These increases were driven primarily by the Bank’s strategic focus on building upon its diversified, higher-yielding loan portfolio while competitively maintaining its average rate on interest-bearing deposit liabilities.

Noninterest Income

Total noninterest income for the three months ended June 30, 2006 was $7.2 million, an increase of 13.5 percent, compared to $6.3 million for the same period in 2005. Contributing to the quarter-over-quarter increase in noninterest income was a $548,000 increase in deposit and debit card-related fees.

For the six months ended June 30, 2006, noninterest income increased 10.5 percent to $13.6 million compared to $12.3 million for the first half of 2005. The period-over-period increase in noninterest income resulted primarily from an increase of $1.1 million in deposit and debit card-related fees.

Noninterest Expense

Noninterest expense for the three months ended June 30, 2006 increased $3.3 million, or 18.6 percent, to $21.0 million, compared to $17.7 million for the same period in 2005. The quarter-over-quarter increase was primarily associated with increases of $2.0 million in salary and employee benefit expense, $958,000 in other operating expense and $220,000 in occupancy expense. Included in the $2.0 million salary and employee benefit expense was a $420,000 pre-tax charge related to the expensing of employee stock options. Increases in second quarter 2006 other operating expense were driven primarily by a $675,000 increase in litigation expense with $524,000 of this increase related to the preparation and trial of the damage portion of the goodwill claims the Bank has pursued against the United States as disclosed in the Company’s December 31, 2005 Annual Report on Form 10-K.

Noninterest expense for the six months ended June 30, 2006 totaled $40.3 million, an increase of $4.6 million, or 12.9 percent, compared to $35.7 million for the same period in 2005. The increase between the comparable periods resulted primarily from increases of $3.5 million in salary and employee benefit expense, which included $841,000 in employee stock option expenses, and $608,000 in litigation expense. Much of the 2006 noninterest expense increase, excluding litigation, can be attributed to the Bank’s continued personnel and bank office expansion plans to meet both market demand and the Company’s strategic growth initiatives.

Asset Quality

Nonperforming loans at June 30, 2006 totaled $17.4 million, or 0.59 percent of net loans, compared to $14.4 million, or 0.51 percent of net loans, at December 31, 2005. Nonperforming assets were $23.0 million, or 0.69 percent of total assets, at June 30, 2006 compared to $16.9 million, or 0.52 percent of total assets, at year-end 2005. The year-to-date increase in nonperforming loans and assets relates primarily to increases of $5.1 million in nonperforming residential construction loans, $3.1 million in real estate owned and $2.9 million in nonperforming business loans partially offset by a $5.2 million decline in nonperforming multi-family residential loans.

Charged-off loans, net of recoveries, were $1.4 million for the three months ended June 30, 2006 compared to $828,000 for the same period one year ago. Loans charged-off during the latest reported quarterly period consisted primarily of one commercial real estate land development loan, four small business loans and other consumer-related loans.

The Bank established provisions for loan losses of $1.8 million for the three months ended June 30, 2006 compared to $1.9 million for the three months ended June 30, 2005. The Bank’s allowance for loan losses was 1.08 percent of net loans at June 30, 2006 compared to 1.09 percent at December 31, 2005.

In the Company’s March 31, 2006 quarterly report on Form 10-Q, the Company disclosed that it had a lending relationship with one of Omaha, Nebraska’s largest residential construction builders which sought Chapter 11 bankruptcy relief following the death of its president. The Bank had funded $8.1 million of loans to this builder of which $6.8 million were related to entities seeking Chapter 11 relief. Included in the Chapter 11-related loans were 27 residential homes and a 121-lot residential land development loan totaling $1.8 million. Loans in the amount of $1.3 million to the deceased president and his widow were not under the protection of the bankruptcy court and were secured by either their personal residence or four completed model homes.

In the three months ended June 30, 2006, the Bank was paid-in-full on loans related to the sale of three residential and two model homes. The land associated with the $1.8 million development project was also sold and the Bank’s loan was paid-in-full in early July 2006. Two residential homes, one model home and the builder’s personal residence are currently under contract to be sold. At the present time, the Bank believes that it is adequately secured with respect to the remaining portfolio of loans in this relationship.

Consolidated Statements of Financial Condition

Total assets at June 30, 2006 were $3.3 billion, an increase of $100.1 million, or 3.1 percent, compared to $3.2 billion at December 31, 2005. The year-to-date increase in total assets was driven primarily by a $121.8 million increase in net loans partially offset by a $24.0 million reduction in cash and cash equivalents.

Total liabilities amounted to $3.0 billion at June 30, 2006, an increase of $78.4 million, or 2.7 percent, compared to $2.9 billion at year-end 2005. Growth in 2006 total liabilities through June 30 primarily resulted from increases of $91.3 million in advances from the FHLBank Topeka and other borrowings, $38.4 million in retail deposits and $8.1 million of retail deposits acquired in the Marine Bank branch purchase. These cumulative increases were partially offset by a $57.6 million decline in brokered time deposits.

Stockholders’ equity at June 30, 2006 increased $21.7 million, or 7.0 percent, to $330.5 million compared to $308.9 million at December 31, 2005. The Company’s increase in year-to-date stockholders’ equity was primarily attributable to an increase in retained earnings related to $18.9 million in net income earned during the first half of 2006.

The Company repurchased approximately 13,000 shares to support employee benefit programs during the three months ended June 30, 2006. Nearly 1.7 million shares remain eligible for repurchase under a 2004 plan approved by the Board of Directors. To date, the Company has repurchased over 4.4 million shares since it initiated its first stock buyback plan in late 2003.

The Company paid its tenth consecutive quarterly cash dividend on June 30, 2006 to shareholders of record at June 15, 2006. The quarterly cash dividend, which had been $0.06 per share, was increased 16.7 percent to $0.07 per share for the June 2006 payment by a Board-approved directive announced at the Company’s May annual meeting of shareholders.

Other Developments

The Bank relocated its Hastings, Nebraska operation to a new, expanded banking facility in early May. Using the “Bank-of-the-Future” design concept, the new full-service office offers additional lending and depository services, drive-through convenience, live satellite television broadcasting the latest financial news and a “state-of-the-art” Internet Café for customers. Since relocating, the Hastings office has opened more new customer accounts than any other TierOne Bank office and total deposits have increased 15.4 percent.

In early June, the Company completed its purchase of Marine Bank’s only branch office in Omaha, Nebraska. The banking office, located in a high growth retail/commercial/residential area of southwest Omaha, became the Bank’s twelfth facility in the metropolitan area and is expected to strengthen the Bank’s growing retail presence and build consumer and commercial banking activity.

The Company’s continued effort to enhance its market position and business leadership has recently been recognized by two distinguished organizations. NASDAQ, the market on which the Company’s stock is traded, has placed the Company in its newly-created “Global Select Market” level, the top tier of all NASDAQ-listed companies. The Bank was also recently presented with the Better Business Bureau’s annual “Integrity Award” honoring a large Nebraska business whose policies, business practices and employees represent the highest standards of business ethics and integrity.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.3 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 70 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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TierOne Corporation
Consolidated Statements of Financial Condition
June 30, 2006 (Unaudited) and December 31, 2005

(Dollars in thousands, except per share data)	June 30, 2006	December 31, 2005
ASSETS
Cash and due from banks	$63,998	$83,534
Federal funds sold	--	4,500

Total cash and cash equivalents	63,998	88,034

Investment securities:
Held to maturity, at cost which approximates fair value	100	111
Available for sale, at fair value	102,796	102,614
Mortgage-backed securities, available for sale, at fair value	16,070	19,752
Loans receivable:
Net loans (includes loans held for sale of $11,125 and $8,666
at June 30, 2006 and December 31, 2005, respectively)	2,966,493	2,844,670
Allowance for loan losses	(32,159)	(30,870)

Net loans after allowance for loan losses	2,934,334	2,813,800

FHLBank Topeka stock, at cost	60,131	58,491
Premises and equipment, net	40,092	39,509
Accrued interest receivable	20,071	19,190
Goodwill	42,283	42,283
Other intangible assets, net	9,257	10,041
Other assets	33,249	28,450

Total assets	$3,322,381	$3,222,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,027,306	$2,038,319
FHLBank Topeka advances and other borrowings	906,210	814,924
Advance payments from borrowers for taxes, insurance and
other escrow funds	27,235	24,864
Accrued interest payable	6,075	7,289
Accrued expenses and other liabilities	25,011	28,012

Total liabilities	2,991,837	2,913,408

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,149,694 and 18,150,773 shares issued and outstanding
at June 30, 2006 and December 31, 2005, respectively	226	226
Additional paid-in capital	353,957	358,587
Retained earnings, substantially restricted	92,043	75,282
Treasury stock, at cost; 4,425,381 and 4,424,302 shares at
June 30, 2006 and December 31, 2005, respectively	(101,739)	(101,584)
Unallocated common stock held by Employee Stock
Ownership Plan	(12,416)	(13,169)
Unearned common stock held by Management Recognition
and Retention Plan	--	(9,368)
Accumulated other comprehensive loss, net	(1,527)	(1,107)

Total stockholders’ equity	330,544	308,867

Total liabilities and stockholders’ equity	$3,322,381	$3,222,275

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Interest income:
Loans receivable	$52,669	$40,629	$100,771	$78,095
Investment securities	2,162	2,096	4,177	4,130
Other interest-earning assets	--	--	76	--

Total interest income	54,831	42,725	105,024	82,225

Interest expense:
Deposits	14,267	9,933	27,409	18,831
FHLBank Topeka advances and other borrowings	9,160	7,091	17,075	13,357

Total interest expense	23,427	17,024	44,484	32,188

Net interest income	31,404	25,701	60,540	50,037
Provision for loan losses	1,811	1,923	3,142	2,711

Net interest income after provision
for loan losses	29,593	23,778	57,398	47,326

Noninterest income:
Fees and service charges	5,636	5,127	10,683	10,015
Debit card fees	685	521	1,301	988
Income (loss) from real estate operations, net	(59)	(10)	(65)	(8)
Net gain (loss) on sales of:
Investment securities	--	--	21	13
Loans held for sale	625	502	1,170	973
Real estate owned	6	14	(64)	50
Other operating income	302	184	555	282

Total noninterest income	7,195	6,338	13,601	12,313

Noninterest expense:
Salaries and employee benefits	12,168	10,184	23,943	20,404
Occupancy, net	2,158	1,938	4,374	4,126
Data processing	533	485	1,101	993
Advertising	1,373	1,294	2,461	2,208
Other operating expense	4,759	3,801	8,458	8,005

Total noninterest expense	20,991	17,702	40,337	35,736

Income before income taxes	15,797	12,414	30,662	23,903
Income tax expense	6,090	4,806	11,753	9,117

Net income	$9,707	$7,608	$18,909	$14,786

Net income per common share, basic	$0.59	$0.47	$1.15	$0.91

Net income per common share, diluted	$0.57	$0.46	$1.11	$0.89

Dividends declared per common share	$0.07	$0.06	$0.13	$0.11

Average common shares outstanding, basic (000’s)	16,463	16,147	16,425	16,171

Average common shares outstanding, diluted (000’s)	17,129	16,547	17,080	16,586

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	June 30, 2006	December 31, 2005
Selected Financial and Other Data:
Total assets	$3,322,381	$3,222,275
Cash and cash equivalents	63,998	88,034
Investment securities:
Held to maturity, at cost which approximates fair value	100	111
Available for sale, at fair value	102,796	102,614
Mortgage-backed securities, available for sale, at fair value	16,070	19,752
Loans receivable:
Loans held for sale	11,125	8,666
Total loans receivable	3,638,750	3,499,813
Unamortized premiums, discounts and deferred loan fees	3,991	4,778
Undisbursed portion of construction and land
development loans in process	(687,373)	(668,587)

Net loans	2,966,493	2,844,670
Allowance for loan losses	(32,159)	(30,870)

Net loans after allowance for loan losses	2,934,334	2,813,800

Deposits	2,027,306	2,038,319
FHLBank Topeka advances and other borrowings	906,210	814,924
Stockholders’ equity	330,544	308,867
Average interest-earning assets (year-to-date)	3,051,164	2,933,358
Average interest-bearing liabilities (year-to-date)	2,755,952	2,664,150
Nonperforming loans	17,380	14,405
Nonperforming assets	22,966	16,851
Allowance for loan losses	32,159	30,870
Nonperforming loans as a percent of net loans	0.59%	0.51%
Nonperforming assets as a percent of total assets	0.69%	0.52%
Allowance for loan losses as a percent of
nonperforming loans	185.03%	214.30%
Allowance for loan losses as a percent of net loans	1.08%	1.09%

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Operating Ratios:	2006	2005	2006	2005
Average yield on interest-earning assets	7.10%	5.92%	6.88%	5.77%
Average rate on interest-bearing liabilities	3.35%	2.60%	3.23%	2.49%
Average interest rate spread	3.75%	3.32%	3.65%	3.28%
Net interest margin	4.06%	3.56%	3.97%	3.51%
Average interest-earning assets to average
interest-bearing liabilities	110.65%	110.02%	110.71%	110.13%
Net interest income after provision for loan
losses to noninterest expense	140.98%	134.32%	142.30%	132.43%
Total noninterest expense to average assets	2.55%	2.30%	2.48%	2.35%
Efficiency ratio (1)	53.23%	53.79%	53.21%	55.82%
Return on average assets	1.18%	0.99%	1.16%	0.97%
Return on average equity	11.94%	10.68%	11.85%	10.45%
Average equity to average assets	9.87%	9.26%	9.81%	9.29%
Return on tangible equity (2)	14.02%	12.91%	13.96%	12.67%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

(2)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders’ equity adjusted for goodwill and other intangible assets.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	June 30, 2006		December 31, 2005
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$358,872	9.83%	$384,722	10.96%
Second mortgage residential	136,057	3.73	160,208	4.57
Multi-family residential	146,749	4.02	166,579	4.75
Commercial real estate and land	795,040	21.78	692,420	19.74
Residential construction	926,762	25.39	943,378	26.89
Commercial construction	409,161	11.21	351,767	10.03
Agriculture	65,217	1.79	57,008	1.62

Total real estate loans	2,837,858	77.75	2,756,082	78.56

Business	198,902	5.45	177,592	5.06

Agriculture - operating	76,246	2.09	72,518	2.07

Warehouse mortgage lines of credit	124,210	3.40	95,174	2.71

Consumer loans:
Home equity	67,351	1.84	61,600	1.75
Home equity line of credit	136,718	3.75	141,021	4.02
Home improvement	63,253	1.73	69,165	1.97
Automobile	87,448	2.40	85,515	2.44
Other	57,889	1.59	49,812	1.42

Total consumer loans	412,659	11.31	407,113	11.60

Total loans	3,649,875	100.00%	3,508,479	100.00%

Unamortized premiums, discounts
and deferred loan fees	3,991		4,778
Undisbursed portion of construction and
land development loans in process	(687,373)		(668,587)

Net loans	2,966,493		2,844,670
Allowance for loan losses	(32,159)		(30,870)

Net loans after allowance for loan losses	2,934,334		2,813,800

(1) Includes loans held for sale	$11,125		$8,666

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com